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                     FLORIDA PHYSICIANS INSURANCE COMPANY

                         EMPLOYEE STOCK PURCHASE PLAN



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                              TABLE OF CONTENTS


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                                                                                                           Page
1.   DESIGNATION AND PURPOSE OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

3.   SHARES AVAILABLE FOR PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

4.   OPTION PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

5.   GRANTING OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

6.   OPTIONS NOT TRANSFERABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

7.   EFFECTIVENESS, AMENDMENT, SUSPENSION AND TERMINATION
     OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

8.   PROVISIONS WITH RESPECT TO GRANTING OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

9.   EXERCISE OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

10.  CONDITIONS ON THE EXERCISE OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

11.  ISSUANCE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

12.  RIGHTS OF EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

13.  INTERPRETATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


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                     FLORIDA PHYSICIANS INSURANCE COMPANY

                         EMPLOYEE STOCK PURCHASE PLAN


1.       DESIGNATION AND PURPOSE OF THE PLAN

         1.1 The Plan shall be known as the "FLORIDA PHYSICIANS INSURANCE COMPANY EMPLOYEE STOCK PURCHASE PLAN". The purpose of the Plan is to encourage Employees of Florida Physicians Insurance Company and of certain Subsidiaries to purchase and own the Stock of the Company, thereby promoting their increased interest in the Company's affairs, growth and development. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under
Section 423 of the Code.

2.       DEFINITIONS

         2.1 For purposes of the Plan the following terms shall have the definition which is attributed to them, unless another definition is clearly indicated by a particular usage and context.

                 (a)      "Board" means the Company's Board of Directors.

                 (b) "Code" means the Internal Revenue Code of 1986, as amended.

                 (c) "Committee" means the Employee Stock Purchase Plan Committee, a committee appointed by the Board consisting of two or more members of the Board who are not Employees of the Company. The Committee shall administer the Plan.

                 (d) "Company" means Florida Physicians Insurance Company until the Restructure and on and after the Restructure, FPIC Insurance Group, Inc.

                 (e) "Date of Subscription" means the date on which the Company has received a duly executed subscription agreement, or if later, the effective date of such subscription agreement, and full payment of the purchase price.

                 (f) "Effective Date of Grant" means the date on which the Committee makes an award of an Option.

                 (g)      "Eligible Employee" means all Employees

                          (i) who have been employed not less than two years, and

                          (ii) whose customary employment is more than 20 hours per week.





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                 (h)      "Employee" means any individual within the meaning of
Code Section 423 who performs services for the Company, or for a Parent or Subsidiary the employees of which have been designated by the Board as participating, and is included on the regular payroll of the Company, a Parent or Subsidiary.

                 (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 (j) "Fair Market Value" means on, or with respect to, any given date:

                           (i) If determined on the date of the IPO, the initial offering price to the public.

                          (ii) If not on the date of the IPO and the Shares are listed on a national stock exchange, the closing market price of such Shares as reported on the composite tape for issues listed on such exchange on such date or, if no trade shall have been reported for such date, on the next preceding date on which there were trades reported; provided, that if no such quotations shall have been made within the ten business days preceding such date, Fair Market Value shall be determined under (iv) below.

                         (iii) If not on the date of the IPO and the Shares are not listed on a national stock exchange but are traded on the over the counter market, the mean between the closing dealer bid and asked price of such Shares as reported by the National Association of SecuritiesDealers through their Automated Quotation System for such date, or if no quotations shall have been made on such date, on the next preceding date on which there were quotations; provided, that, if no such quotations shall have been made within the ten business days preceding such date, Fair Market Value shall be determined under (iv) below.

                          (iv) If (i), (ii), and (iii) do not apply, the fair market value of a Share without regard to any control premium or discount for lack of control as determined by the Committee in good faith consistent with the valuation by the Company as provided by a third party appraiser for other corporate purposes before adjustments or any discounts applied due to lack of marketability. The Committee may rely upon the most recent valuation and there shall be no requirement to cause a more recent valuation to be made. To the extent that Code Section 423, or the regulations thereunder, require another method or





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                 determination of fair market value, such requirements shall be used.

                 (k) "IPO" means the initial public offering of the Company's common stock pursuant to a registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission.

                 (l) "Option" means the right to purchase from the Company a stated number of Shares at a specified price. An Option may be granted to an Employee subject to the terms of this Plan, and such other conditions and restrictions as the Committee deems appropriate.

                 (m) "Option Price" means the purchase price per Share subject to an Option, as described in Section 4.1.

                 (n) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of a granting of an Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                 (o) "Plan" means Florida Physicians Insurance Company Employee Stock Purchase Plan, as evidenced herein and as amended from time to time.

                 (p) "Restructure" means the corporate reorganization pursuant to which Florida Physicians Insurance Company shall become the wholly owned subsidiary of FPIC Insurance Group, Inc.

                 (q) "SEC Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

                 (r) "Section 16 Person" means a person subject to Section 16b of the Exchange Act with respect to transactions involving equity securities of the Company.

                 (s) "Share" means one share of the $1.00 par value common stock of the Company. On and after the Restructure, "Share" means one share of the $0.10 par value common stock of FPIC Insurance Group, Inc.

                 (t) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting





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         power of all classes of stock in one of the other corporations in such chain.

3.       SHARES AVAILABLE FOR PURCHASE

         3.1 Subject to Sections 3.2 and 3.3, prior to the Restructure the maximum number of Shares that may be issued upon the exercise of options granted herein shall be 24,000 Shares and on and after the Restructure the maximum number of Shares that may be issued upon the exercise of Options granted herein shall be 120,000 Shares.

         3.2 In the event that the Shares shall be split up, divided, combined or otherwise reclassified through recapitalization, merger, consolidation, stock dividend or split, combination or exchange of Shares or spin-off or otherwise, the Committee may make such equitable adjustments in the Plan and the then outstanding offerings as it deems necessary and appropriate including, but not limited to, changing the number of Shares reserved under the Plan and the price of the current offering; provided that any such adjustment shall be consistent with Sections 423 and 424 of the Code and the regulations thereunder or as required pursuant to, or is advisable as a result of, generally accepted accounting principles applicable to the Company.

         3.3 If an Option shall for any reason terminate or expire, any Share covered by such Option immediately prior to its termination or expiration shall again become available for sale pursuant to the exercise of other Options granted or to be granted pursuant to the Plan.

         3.4 For Options issued prior to the Restructure, any Option still unexercised and outstanding on the effective date of the Restructure shall be deemed to be an Option to purchase FPIC Insurance Group, Inc. shares as adjusted pursuant to Section 3.2.

4.       OPTION PRICE

         4.1 The Option Price per Share covered by any Option granted under the Plan shall not be less than the lesser of (i) an amount equal to 85% of the Fair Market Value of a Share at the time such Option is granted, or (ii) an amount equal to 85% of the Fair Market Value of a Share at the time such Option is exercised.

5.       GRANTING OF OPTIONS

         5.1 The Committee may, by decision of a majority thereof, determine in its sole and final discretion whether or not to grant Options to Eligible Employees. Only Employees of the Company shall be eligible to participate in the Plan. The Committee, in its sole and absolute discretion, may approve such limitations and





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restrictions on the Options and/or the Shares issued pursuant to the exercise of Options as the Committee shall determine, including, but not limited to, restrictions on the resale of Shares obtained upon the exercise of an Option for a period of time after exercise.

         5.2 All Employees who are Eligible Employees on the Effective Date of Grant shall receive a grant subject to the following terms and conditions:

                 (a) The Committee shall have the authority to limit the maximum number of Shares to be issued and sold upon the exercise of Options granted to a number not to exceed the number of Shares then authorized for sale pursuant to the Plan. The Committee may further limit the number of Shares which may be purchased by any Employee during an offering period in accordance with Code Section 423(b)(5).


                 (b) No Eligible Employee shall be granted an Option if such Employee, immediately after the grant of such Option, would own, within the meaning of Section 423(b)(3) of the Code, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent or a Subsidiary of the Company.

                 (c) No Employee may purchase in any calendar year more than the number of Shares determined by dividing the Employees's annual base salary as of the first day of the calendar year, or $25,000, whichever is less, by the Fair Market Value of a Share at such day.

                 (d) No Employee shall be granted an Option which would permit such Employee's rights to purchase Shares of any class of the Company or of a Parent corporation or of a Subsidiary corporation of the Company pursuant to all stock purchase plans of the Company for which such Employee is eligible to participate and of any such Parent or Subsidiary to accrue at a rate which would exceed an aggregate of $25,000 of fair market value of such securities (determined at the time such Option is granted) in any calendar year.

                 (e) All Employees granted Options shall have the same rights and privileges pursuant to Code Section 423(b)(5).

6.       OPTIONS NOT TRANSFERABLE

         6.1 No Option granted to an Employee to purchase shares of Stock pursuant to the Plan may be sold, pledged, assigned or transferred in any manner during his lifetime, however, such Option





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may be transferable by will or the laws of descent and distribution.

7.       EFFECTIVENESS, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

         7.1 The effectiveness of the Plan is subject to the condition that it shall have been approved by the shareholders of the Company within twelve months after its adoption. Unless such approval by the shareholders shall have been obtained, this Plan and any Option granted pursuant thereto shall be null and void and without effect.

         7.2 The Plan may be amended by the Board, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under Florida law, the Code (including without limitation, Code Section 423 and Treasury Regulation Section 1.423-2(c)(4) thereunder), any exemption from Section 16 of the Exchange Act (including without limitation, SEC Rule 16b-3) for which the Company intends
Section 16 Persons to qualify, any national securities exchange or system on which Shares are then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations.

         7.3 The Plan provisions that determine the amount, price and timing of option grants to Section 16 Persons may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder, unless the Company's legal counsel determines that such restriction on amendments is not necessary to secure or maintain any exemption from Section 16 of the Exchange Act for which the Company intends Section 16 Persons to qualify.

         7.4 The Plan may be terminated at any time, provided however, that no such termination shall in any way affect the rights of the holders of outstanding options to purchase shares in accordance with the provisions hereof.

8.       PROVISIONS WITH RESPECT TO GRANTING OF OPTIONS

         8.1 Options shall be granted pursuant to the Plan only in accordance with the provisions set forth in Section 5 and this Section 8 of the Plan.

         8.2 If the Committee shall determine to grant Options as provided in the Plan, such determination, and the exercise price per Share covered thereby and the duration of the Option, shall be communicated to all Eligible Employees within a reasonable time thereafter by posting written notice thereof in a conspicuous place in all offices and other facilities where any Eligible Employees





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are employed or by giving written notice in such other manner as the Committee in its sole discretion shall deem advisable.

         8.3 No Option shall be granted pursuant to the Plan unless in the opinion of the Company's legal counsel a Registration Statement under the Securities Act of 1933, as amended, with respect to the Shares covered thereby shall have been filed with the Securities and Exchange Commission or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable, and no Option granted pursuant to the Plan shall be exercisable, and no Shares shall be sold or issued upon the exercise of any Option, unless in the opinion of the Company's legal counsel such a Registration Statement shall be in effect and a prospectus with respect to such Shares, which at the time of such exercise, sale or issue, as the case may be, meets the requirements of Section 10(a) of said Act, shall then be available for delivery to Eligible Employees or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable.

9.       EXERCISE OF OPTIONS

         9.1 Subject to the provisions of Section 8 hereof and to the conditions set forth in Section 10 hereof, any Eligible Employee who holds an Option may exercise said Option for which it was granted in whole at any time, or in part from time to time, by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in full in cash for such shares at the exercise price per Share therefor.

         9.2 The Company may in its discretion establish payroll deduction accounts on its books for all participating Employees. Employee contributions credited to such payroll deduction accounts shall not exceed 10% of participant Employee's base salary or such lesser amount as the Committee may prescribe.

10.      CONDITIONS ON THE EXERCISE OF OPTIONS

         10.1 The Committee in its discretion shall determine the latest date an Option may be exercised, provided, however, no Option may be exercised after the expiration of 27 months from the date such Option is granted.

         10.2 Each Employee exercising an Option must on each Date of Subscription be an Eligible Employee.

11.      ISSUANCE OF CERTIFICATES


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         11.1     Certificates for Shares purchased by an Eligible Employee
upon exercise of an Option shall be issued and delivered to such Employee as soon as practicable after such exercise. The Committee may place such legends on such certificates as the Committee in its sole discretion deems necessary or appropriate.

12.      RIGHTS OF EMPLOYEES

         12.1 An Eligible Employee shall not have any rights as a Shareholder of the Company by virtue of any Option until the date of issue of the certificate or certificates for the shares of Stock purchased by him pursuant to its exercise.


13.      INTERPRETATION OF THE PLAN

         13.1 Determinations of the Committee as to any question which may arise with respect to the interpretation or administration of any provisions of the Plan shall, unless otherwise determined by the Board, be final. The Company may prescribe administrative rules under the Plan.

         The Plan is adopted effective as of January 13, 1996.





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